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                                                                     Exhibit 8.1

            [Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]


                                                                  March 14, 2000

North Fork Bancorporation, Inc.
275 Broad Hollow Road
Melville, New York  11747

Ladies and Gentlemen:

     You have requested our opinion as to certain United States federal income tax consequences of your offer to exchange shares of your common stock and cash for shares of common stock of Dime Bancorp, Inc., a Delaware corporation, and of the merger of Dime Bancorp, Inc. into you, a Delaware corporation, or your wholly-owned subsidiary. We hereby confirm our opinion as set forth under the heading "Certain Federal Income Tax Consequences" in the Prospectus dated March 14, 2000.

     We hereby consent to the reference to us under the heading "Certain Federal Income Tax Consequences" in the Prospectus and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



                                       Very truly yours,

                                       Skadden, Arps, Slate, Meagher & Flom LLP